Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2004, by and among Wachovia Commercial Mortgage Securities,
Inc., as Depositor, Wachovia Bank National Association, as Master Servicer, Clarion
Partners, LLC., as Special Servicer, LaSalle Bank National Association, as Trustee, and
ABN AMRO Bank N.V., as Fiscal Agent with respect to Commercial Mortgage Pass-
Through Certificates, Series 2004-C12 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from July
1, 2004 through December 31, 2004 and of its performance under the
Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period July 1, 2004 through December 31, 2004;
3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of any of the Loan REMIC, REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the
Internal Revenue Service or from any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 5
th
day of March 2005.

/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank National Association

/s/ Clyde M. Alexander
Clyde M. Alexander, Director
Wachovia Bank National Association
Due March 15th
O:\Shared/SP/Income/Compliance 3 rd Party Oversight/Annual Certification/2004/Wachovia 2004 C12